Exhibit 5.2

CONSENT OF McCARTHY TÉTRAULT LLP

We hereby consent to the references to us on the front cover page of, and under the headings “Documents Filed as Part of the U.S. Registration Statement” and “Legal Matters” in, the preliminary short form base shelf prospectus dated May 31, 2018 forming a part of the registration statement on Form F-10 dated May 31, 2018 of IMV Inc. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP

Québec City, Québec

May 31, 2018